SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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IDEXX Laboratories, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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One IDEXX Drive
Westbrook, Maine 04092

March 25, 2004

Dear Stockholder:

        We invite you to attend our annual meeting of stockholders on Wednesday, May 19, 2004, beginning at 10:00 a.m., at the Portland Marriott Hotel in South Portland, Maine. At the annual meeting we will conduct the business described in the attached notice and proxy statement. In addition, we will report on our business and introduce you to our directors and executive officers.

        Whether you own few or many shares of stock, it is important that your shares be represented and voted at the annual meeting. Stockholders can vote their shares by telephone or via the Internet. Instructions for using these convenient services are provided in the proxy statement. You also may vote your shares by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope. However, if you previously have consented to vote and receive the notice and proxy statement via the Internet, you will not receive a paper proxy card. If you decide to attend the annual meeting, you will be able to vote in person, even if you previously have voted by another means.

        If you are unable to attend the annual meeting, you may listen to a live Webcast of the annual meeting on the Internet. You may access the Webcast from the home page of our Web site, idexx.com. However, since you cannot vote your shares via the Webcast, it is important that you vote your shares in advance, using one of the procedures mentioned above and as more fully described in the enclosed proxy statement.

        We look forward to your participation in the annual meeting.

Sincerely,

Jonathan W. Ayers
President, Chief Executive Officer and
Chairman of the Board of Directors

One IDEXX Drive
Westbrook, Maine 04092

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

        NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of IDEXX Laboratories, Inc. will be held on Wednesday, May 19, 2004, at 10:00 a.m. at the Portland Marriott Hotel, 200 Sable Oaks Drive, South Portland, Maine 04106, for the following purposes:

1.	Election of Directors. To elect two Class III directors for three-year terms (Proposal One);

2.	Ratification of Appointment of Independent Auditors. To ratify the selection by the audit committee of the board of directors of PricewaterhouseCoopers LLP as our independent auditors for the current fiscal year (Proposal Two); and

3.	Other Business. To conduct such other business as may properly come before the annual meeting.

        Pursuant to the company’s Amended and Restated Bylaws, the board of directors has fixed the close of business on March 22, 2004 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. A copy of our 2003 Annual Report is enclosed.

By order of the board of directors,

Conan R. Deady, Secretary

Westbrook, Maine
March 25, 2004

It is important that your shares be represented and voted at the annual meeting. You may submit a proxy by telephone, Internet or mail as described in the proxy statement.

One IDEXX Drive
Westbrook, Maine 04092

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

May 19, 2004

        This proxy statement and the accompanying materials are being delivered to you in connection with the solicitation by the board of directors of IDEXX Laboratories, Inc. (“we”, “us”, the “company” and “IDEXX”) of proxies to be voted at our 2004 annual meeting of stockholders and at any adjournment or postponement thereof.

        We are a Delaware corporation and were incorporated in 1983. Our principal executive offices are located at One IDEXX Drive, Westbrook, Maine 04092. References to our Web site are inactive textual references only and the contents of our Web site should not be deemed incorporated by reference into this proxy statement for any purpose.

        Our annual report for the year ended December 31, 2003 is being mailed to our stockholders with this proxy statement on or about April 5, 2004.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

How Proxies Work

        IDEXX’s board of directors is asking for your proxy. Giving us your proxy means that you authorize us to vote your shares at the annual meeting in the manner that you direct, or if you do not direct us, in the manner as recommended by the board of directors in this proxy statement. You may vote for the director nominees or withhold your vote for one or both nominees. You also may vote for or against the other proposal or abstain from voting. If you sign and return your proxy card, but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the board of directors.

Who May Vote

        Holders of IDEXX common stock at the close of business on March 22, 2004 are entitled to receive notice of and to vote their shares at the annual meeting. As of March 22, 2004, there were 34,766,662 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the annual meeting.

How to Vote

        You may vote in person at the annual meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the annual meeting. You may change your vote at the annual meeting in one of the ways described below. All shares represented by proxies that have been properly voted and not revoked will be voted at the annual meeting.

  •    Vote by Telephone

        If your shares are registered in your name, you can vote by calling the toll-free telephone number noted on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. EDT on May 18, 2004. Our telephone procedures are designed to authenticate the identity of stockholders, allow stockholders to vote their shares and confirm that their voting instructions have been recorded properly. If you vote by telephone, you do not need to return your proxy card.

        If your shares are held of record by a bank, broker or other holder of record, please refer to the telephone voting instructions contained in the voting instruction form that has been provided to you by the holder of record together with these proxy materials.

•    Vote by the Internet

        If your shares are registered in your name, go to the Web site indicated on your proxy card. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. EDT on May 18, 2004. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you do not need to return your proxy card.

        If your shares are held of record by a bank, broker or other holder of record, please refer to the Internet voting instructions contained in the voting instruction form that has been provided to you by the holder of record together with these proxy materials.

  •    Vote by Mail

        If you choose to vote by mail, simply mark your proxy, date and sign it, and return it in the enclosed postage-paid envelope. If your shares are held by a bank, broker or other holder of record, please refer to the vote by mail instructions contained in the voting instruction form that has been provided to you by the holder of record together with these proxy materials.

  •    Vote at the Annual Meeting

        If you attend the annual meeting, you will be able to vote your shares, even if you already voted by telephone, Internet or mail. If your shares are held of record in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the annual meeting.

Revoking a Proxy

You may revoke your proxy, whether it was given by telephone, Internet or mail, before it is voted by:

•	providing written notice to the corporate Secretary of IDEXX before or at the annual meeting;

•	submitting a new proxy with a later date, including a proxy given by telephone or via the Internet; or

•	voting by ballot at the annual meeting.

        The last vote you submit chronologically (by any means) will supersede your prior vote(s). Your attendance at the annual meeting will not, by itself, revoke your proxy.

Quorum

        In order to transact business at the annual meeting, we must have a quorum. This means that at least a majority of the outstanding shares eligible to vote must be represented at the annual meeting, either by proxy or in person. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. Treasury shares, which are shares owned by IDEXX itself, are not voted and do not count for this purpose.

Votes Needed

        The director nominees who receive the most votes will be elected to fill the seats on the board. Approval of the other proposal (Ratification of Appointment of Independent Auditors) requires the favorable vote of a majority of the votes cast. Only votes for or against a proposal count as votes cast. Abstentions and broker non-votes are not counted as votes cast and therefore will have no effect on the outcome of the matters to be voted on at the annual meeting. Broker non-votes occur when a broker returns a proxy, but indicates that it does not have authority to vote on a particular proposal.

Conduct of the Annual Meeting

        Rules for the conduct of the annual meeting will be available at the annual meeting. Under our Amended and Restated Bylaws, the Chairman may adopt rules and procedures that he believes are appropriate to ensure that the annual meeting is conducted properly.

Webcast of Annual Meeting

        Our annual meeting will be Webcast live on the Internet at 10:00 a.m. EDT on May 19, 2004. The Webcast will include consideration of the proposals and our Chief Executive Officer’s presentation regarding our business, and will provide audio and the accompanying graphic presentation, but will not include the question and answer session that follows the presentation. People accessing the Webcast will not be able to ask questions or otherwise participate during the meeting. You may access the Webcast from the home page of our Web site, idexx.com. Since you cannot vote your shares via the Webcast, it is important that you vote your shares in advance, using one of the procedures described above.

Voting on Other Matters

        If other matters are properly presented at the annual meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. At the date that this proxy statement went to press, we did not know of any other matters to be raised at the annual meeting and, pursuant to the company’s Amended and Restated Bylaws, the date by which other matters must have been submitted has passed.

Solicitation of Proxies

        IDEXX will pay the expenses of the board of directors’ solicitation of proxies. Proxies may be solicited on our behalf by directors, officers or employees, without additional remuneration, in person or by telephone, by mail, electronic transmission and facsimile transmission. We have hired MacKenzie Partners, Inc. to distribute and solicit proxies. We will pay MacKenzie Partners, Inc. a fee of approximately $3,000, plus reasonable out-of-pocket expenses, for its services.

        Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of common stock held in their names and, as required by law, IDEXX will reimburse them for their reasonable out-of-pocket expenses for this service.

CORPORATE GOVERNANCE

Board of Directors

        Our board of directors (referred to as the “board of directors” or the “board”) consists of eight members. The board has determined that all current board members and nominees for election, with the exception of Mr. Ayers, the company’s Chief Executive Officer, are “independent” as defined by the new rules of the NASDAQ Stock Market that become applicable to the company on the date of the annual meeting. The board meets throughout the year on a set schedule, and also holds special meetings and acts by written consent from time to time as appropriate. The board has delegated various responsibilities and authority to different board committees as described below under the heading “Committees of the Board.”

        The board of directors is responsible for monitoring the overall performance of IDEXX. Among other things, the board of directors, directly and through its committees, establishes corporate policies; oversees compliance and ethics; reviews the performance of the Chief Executive Officer and other executives; reviews and approves certain transactions; and reviews the company’s long-term strategic plans. You can access a description of the board’s involvement in IDEXX’s strategic planning process on the Internet at idexx.com/AboutIdexx/Governance/Directors/strategic.cfm, or by contacting our corporate Secretary at the company's headquarters’ address.

        In accordance with general corporate legal principles applicable to corporations organized under the laws of Delaware, the board of directors does not control the day-to-day management of IDEXX. Members of the board of directors keep informed about IDEXX’s business by participating in board and committee meetings, by reviewing analyses and reports regularly sent to them by management, and through discussions with the Chief Executive Officer and other officers.

        Directors are responsible for attending board meetings and meetings of committees on which they serve, and for devoting the time needed and meeting as frequently as necessary to discharge their responsibilities properly. The board of directors held seven meetings and board committees held 20 meetings in 2003. Each of our directors attended 75 percent or more of the meetings of the board and board committees on which he or she served in 2003.

It is our policy to schedule board and committee meetings to coincide with the annual meeting of stockholders, and directors are expected to attend the annual meeting. Last year, all of the individuals then serving as directors attended our annual meeting.

Committees of the Board

        The board of directors has established audit, compensation, nominating and governance, and finance committees, each of which is described briefly below. Each of these committees acts pursuant to a written charter approved by the board. In keeping with IDEXX’s commitment to good corporate governance, we continued to review our corporate governance policies during the past year, in light of new and proposed rules of the Securities and Exchange Commission (“SEC”) and new listing standards of the NASDAQ Stock Market. Based on recent changes in the above-mentioned rules and standards, our board of directors adopted revised charters for the audit committee, nominating and governance committee and compensation committee since our 2003 annual meeting of stockholders. Current copies of each committee’s charter can be accessed on the Internet at idexx.com/AboutIdexx/Governance/Charters/, or by contacting the corporate Secretary at the company’s headquarters’ address. In addition, a copy of the Audit Committee Charter is attached as Appendix A.

Audit Committee

        The audit committee is responsible for overseeing the accounting, internal control, financial reporting and audit processes of the company, including the selection and retention of IDEXX’s independent auditors. The audit committee meets from time to time with IDEXX’s financial personnel, other members of management, internal audit staff and independent auditors regarding these matters. The audit committee met 11 times in 2003. The committee has adopted procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of any concerns regarding questionable accounting or auditing matters. The audit committee may retain independent counsel, accountants, or others to assist it in the conduct of any investigation and the company will provide appropriate funding for payment of such services, as determined by the audit committee. The current audit committee members are Messrs. Moody (Chairman), End and McKeon, each of whom has been determined by our board of directors to satisfy the heightened criteria for independence applicable to members of audit committees under the rules of the NASDAQ Stock Market, and each of whom further satisfies the other audit committee requirements of the current NASDAQ rules and of the new NASDAQ rules that become applicable to the company on the date of the annual meeting. The board has determined that each of the members of the audit committee is an “audit committee financial expert” as defined by the SEC. The responsibilities and activities of the audit committee are described in greater detail under the heading “Report of the Audit Committee of the Board of Directors” below and the Audit Committee Charter.

Compensation Committee

        The compensation committee oversees the management compensation philosophy and practices of IDEXX, evaluates the performance of the Chief Executive Officer, determines the compensation of the Chief Executive Officer and the other executive officers, and administers the company’s stock incentive plans. The compensation committee may retain, at the company’s expense, independent counsel or other advisors as it deems necessary. The current compensation committee members are Dr. Good (Chairman) and Messrs. End and Moody, each of whom is an independent director, as defined by the new rules of the NASDAQ Stock Market that become applicable to the company on the date of the annual meeting. The committee met four times in 2003. See “Compensation Committee Report on Executive Compensation” below.

Nominating and Governance Committee

        The nominating and governance committee advises and makes recommendations to the board of directors with respect to corporate governance practices, including board organization, function, membership, performance and compensation. The nominating and governance committee may retain, at the company’s expense, independent counsel or other advisors as it deems necessary. The current nominating and governance committee members are Messrs. End (Chairman) and Craig and Dr. Good, each of whom is an independent director, as defined by the new rules of the NASDAQ Stock Market that become applicable to the company on the date of the annual meeting. The nominating and governance committee met four times in 2003.

        In performing its nominating function, the committee identifies, recruits, evaluates and nominates candidates to fill vacancies on the board, using criteria set forth in the company’s Corporate Governance Guidelines as discussed below. The process followed by the nominating and governance committee to identify and evaluate candidates includes receiving recommendations from our directors, management and stockholders, holding meetings to evaluate biographical information and background material relating to potential candidates and interviewing selected candidates by members of the nominating and governance committee, management and the board. The nominating and governance committee is responsible for annually reviewing with the board the requisite skills and criteria for new board members, as well as the composition of the board as a whole. The nominating and governance committee also annually reviews the performance of the board, its committees and each of the directors.

        The nominating and governance committee will consider nominees recommended by stockholders. Stockholders who wish to recommend a nominee for director should submit the name of such nominee to the corporate Secretary of IDEXX at the company’s headquarters’ address, together with biographical information and background material sufficient for the committee to evaluate the nominee based on its selection criteria, and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of the company’s common stock for at least a year as of the date such recommendation is made. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and governance committee will apply the same criteria, and follow substantially the same process, in considering stockholder nominations that comply with these procedures as it does in considering other nominations. Stockholders also have the right under the company’s Amended and Restated Bylaws to nominate director candidates directly, without any action or recommendation on the part of the nominating and governance committee or the board, by following the procedures set forth under “Requirements, including Deadlines, for Submission of Proxy Proposals, Nomination of Directors and Other Business of Stockholders” on page 23 of this proxy statement. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included on the company’s proxy card for the next annual meeting. Candidates nominated by stockholders in accordance with the procedures set forth in the Amended and Restated Bylaws will not be included on the company’s proxy card for the next annual meeting, but may be included on proxies the nominating stockholders may seek independently.

        In addition to receiving recommendations from our directors, management and stockholders, the nominating and governance committee, in some instances, will engage an executive search firm to assist in recruiting director candidates. In such cases, the search firm assists the nominating and governance committee in identifying potential candidates that fit the board’s search criteria, developing candidate resumes and other biographic information, conducting initial interviews to assess candidates’ qualifications, fit and interest in serving on the board, scheduling interviews with the nominating and governance committee, other members of the board, and management, performing reference checks, and assisting in finalizing arrangements with candidates who receive an offer to join the board.

Finance Committee

        The finance committee advises the board of directors with respect to financial matters, including financing strategies, investment practices, financial risk management, acquisitions and divestitures. The current finance committee members are Messrs. Craig (Chairman) and Ayers and Dr. DeSouza. The finance committee met once during 2003.

Corporate Governance Guidelines and Code of Ethics

        The board has adopted Corporate Governance Guidelines, which you can access on the Internet at idexx.com/AboutIdexx/Governance/Guidelines/. In connection with our ongoing attention to corporate governance described above, the Corporate Governance Guidelines were revised and approved by the board in February 2004. The board also has adopted a Code of Ethics that applies to all of our employees, officers and directors, which you can access on the Internet at idexx.com/AboutIdexx/Governance/Ethics/. You can also receive copies of the Guidelines or Code by contacting the corporate Secretary at the company’s headquarters’ address.

        Among other matters, the Guidelines provide as follows:

  •    A substantial majority of the members of the board are independent directors, as defined by NASDAQ rules.

  •    The audit, nominating and governance, and compensation committees consist entirely of independent directors.

  •    The nominating and governance committee recommends all nominees for election to the board, except where the company is legally required by contract, bylaw or otherwise to provide third parties with the right to nominate directors.

  •    The nominating and governance committee’s annual review of the requisite skills and criteria for board members, as well as the composition of the board as a whole, includes appropriate consideration of demonstrated experience, judgment, integrity, commitment and skills that are relevant to the company and its operations, including familiarity with science and technology, finance and accounting, marketing, product development, strategy, government regulation and affairs, and corporate governance.

  •    The nominating and governance committee is responsible for annually assessing the performance of the board, its committees and each individual director.

  •    When the Chairman of the Board is not an independent director, the independent directors elect a Lead Director from among the independent directors. The Lead Director, among other responsibilities, chairs meetings of the independent directors and consults with the Chairman of the Board regarding meeting agendas. The Lead Director is currently Mr. Moody.

  •    Independent directors meet on a regular basis, but not less than twice annually, apart from management board members and other management representatives.

  •    At least annually, the board reviews the company’s corporate strategy.

  •    At least annually, the compensation committee, in consultation with all independent directors, evaluates the performance of the Chief Executive Officer.

  •    The Chief Executive Officer reports to the board at least annually on succession planning and management development.

  •    Board members have complete access to management and are encouraged to make regular contact.

  •    The board will give appropriate attention to written communications that are submitted to the board by our stockholders. The process for submitting such communications to the board is described below under the heading “Communications from Stockholders.”

  •    Individual directors whose professional responsibilities outside of their involvement with the company change from those held when they were last elected to the board (except for promotions) should volunteer to resign from the board, giving the board an opportunity to review the appropriateness of their continued board membership under the changed circumstances.

  •    Any director who turns age 73 while serving as a director is expected to retire from the board effective at the next annual meeting of stockholders following the date on which he or she turns 73.

Communications from Stockholders

        Written communications to the board may be submitted by electronic mail on our Web site at idexx.com/ContactDirectors, or by writing to the General Counsel at the company’s headquarters’ address. Under procedures approved by a majority of the independent directors, the General Counsel will review such communications and will forward them to the Lead Director or the other members of the board if they relate to important substantive matters and include suggestions or comments considered to be important for the directors to know. In general, the General Counsel will forward communications to the Lead Director if they are relevant to IDEXX’s governance, ethics and policies. At each board meeting, the General Counsel presents a summary of all communications received since the last meeting that were not forwarded to the Lead Director and makes those communications available to the directors upon request.

Directors’ Compensation

        Each of our directors who was not an officer or employee of IDEXX received a retainer of $3,750 for the first quarter of 2003. On February 25, 2003, upon recommendation of the nominating and governance committee, the board adopted a new compensation policy for non-employee directors, which became effective during the second quarter of 2003. Under the new policy, non-employee directors each receive an annual fee of $30,000, which was prorated in 2003 for the three quarters during which the new policy was in effect. Non-employee directors also receive a fee of $1,000 for each day in which they attend one or more in-person meetings of the board or any of its committees. In addition, non-employee directors receive the following annual fees: $5,000 for the audit committee Chairman, $2,500 for other audit committee members, $2,500 for the Chairmen of other committees, and $2,500 for the Lead Director. Directors who are officers or employees of IDEXX do not receive additional compensation for their services as directors.

        Pursuant to our Director Deferred Compensation Plan, which was approved by the board in May 2003 upon recommendation of the nominating and governance committee, non-employee directors are required to defer at least one-half of their annual fee in the form of deferred stock units (“DSU’s”) issuable under our 2003 Stock Incentive Plan (the “2003 Plan”), which was approved by the company’s stockholders at the 2003 annual meeting of stockholders. Directors may voluntarily defer some or all of any other fees received for board service. A director’s deferred compensation is credited to an investment account in the director’s name that is denominated as a number of DSU’s, which equals the compensation deferred into such account divided by the price of a share of common stock on the date of the applicable deferral. One year after a director ceases to serve on the board for any reason, he or she will receive shares of common stock equal to the number of DSU’s in his or her account. Upon a change in control (as defined in the Director Deferred Compensation Plan) of the company, any applicable deferral limitations or other restrictions on each director’s investment account will lapse, and the shares of IDEXX common stock distributed from such account will be deemed to have been outstanding immediately prior to the change in control.

        Non-employee directors also receive non-qualified stock options to purchase shares of common stock at each annual meeting of stockholders, which options are granted under the 2003 Plan. In 2003, non-employee directors were granted 4,000 stock options. Options granted to non-employee directors vest and become fully exercisable on the first anniversary of the date of grant or, if earlier, the date of the next annual meeting. In addition, eligible directors elected to the board other than at an annual meeting are granted an option for a pro rata number of shares of common stock. In general, options granted under the 2003 Plan are not transferable, except by will or the laws of descent and distribution, and are exercisable during the lifetime of the director only while he or she is serving as a director of the company or within 90 days after he or she ceases to serve as a director of the company; provided, however, that the board has the discretion to allow a director to designate a beneficiary to exercise the options upon the director’s death. No option is exercisable after ten years from the date of grant. The option exercise price per share is equal to the fair market value of a share of common stock on the date the option is granted.

Director Stock Ownership Guidelines

        Upon recommendation of the nominating and governance committee, the board has adopted stock ownership guidelines for directors. Under these guidelines, non-employee directors are encouraged to own, within three years of becoming a director, a number of shares of common stock either (i) having a fair market value equivalent to at least three times the value of their annual retainer or (ii) in which the director’s cost basis is equivalent at least to such amount. Deferred stock units credited to a director’s deferred compensation investment account, as described above, are included in calculating stock ownership pursuant to these guidelines.

Section 16(a) Beneficial Ownership Reporting Requirements

        Under Section 16(a) of the Securities Exchange Act of 1934, IDEXX’s directors, executive officers and any persons holding more than ten percent of our outstanding common stock are required to report their initial ownership of common stock and any subsequent changes in their ownership to the SEC. The SEC has established specific due dates and IDEXX is required to disclose in this proxy statement any failure to file by those dates.

        Based solely on our review of (i) copies of Section 16(a) reports that IDEXX received from such persons for their transactions during IDEXX’s 2003 fiscal year and (ii) written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for IDEXX’s 2003 fiscal year, IDEXX believes that none of such persons failed to file on a timely basis reports required by Section 16(a), except that, due to the company’s inadvertent administrative oversight, a Statement of Changes in Beneficial Ownership on Form 4 filed on behalf of Dr. DeSouza reporting options granted in connection with his initial appointment as a director in February 2003 was filed four days late.

Compensation Committee Interlocks and Insider Participation

        During our 2003 fiscal year, the compensation committee was comprised of Messrs. Moody and End and Dr. Good. None of the members of the compensation committee has ever been an officer or employee of the company or any of its subsidiaries, nor have they had any relationship requiring disclosure under Item 404 of Regulation S-K. None of the executive officers of the company served as a member of the compensation committee or board of directors of any other company during the fiscal year 2003.

OWNERSHIP OF COMMON STOCK BY DIRECTORS AND OFFICERS

        The table below shows the number of shares of our common stock beneficially owned as of March 22, 2004 by (a) each of our directors; (b) each of our executive officers named in the Summary Compensation Table (the “Named Executive Officers”) shown on page 14, and (c) directors and executive officers of IDEXX as a group. The table also sets forth deferred stock units credited to the individual’s deferred compensation investment account. This account reflects the election of the individuals to defer, in the form of DSU’s, previously earned compensation (as described under “Directors’ Compensation” on page 6 and under “Executive Deferred Compensation Plan” on page 16). Unless otherwise indicated, each person listed below has sole voting and investment power with respect to the shares listed.

Beneficial Owner	Number of Shares Owned		Options Exercisable (1)	Total Number of Shares Beneficially Owned (2)	Percentage of Common Stock Outstanding (3)	DSU's (4)	Total Number of Shares Owned and DSU's (5)
Jonathan W. Ayers	25,668		187,064	212,732	*	5,431	31,099
Thomas Craig	860		23,500	24,360	*	276	1,136
Errol B. DeSouza, PhD	--		5,625	5,625	*	661	661
William T. End	3,500		22,485	25,985	*	276	3,776
Mary L. Good, PhD	4,796	(6)	17,000	21,796	*	276	5,072
Rebecca M. Henderson, PhD	--		3,333	3,333	*	573	573
Brian P. McKeon	--		3,333	3,333	*	683	683
James L. Moody, Jr.	50,481	(7)	49,832	100,313	*	548	51,029
William C. Wallen, PhD (8)	200		--	200	*	--	200
Robert S. Hulsy	13,600		70,875	84,475	*	--	13,600
Louis W. Pollock (9)	30,724	(10)	--	30,724	*	--	30,724
Merilee Raines	13,700		154,500	168,200	*	--	13,700

All current directors and executive
officer as a group (15 Persons)	130,948		727,787	858,735	2.42%	9,201	140,149

*	Less than 1%.
(1)	Consists of options to purchase common stock exercisable on or within 60 days of March 22, 2004.
(2)	The number of shares beneficially owned by each person or group as of March 22, 2004 includes shares of common stock that such person or group had the right to acquire on or within 60 days after March 22, 2004, including but not limited to, upon the exercise of stock options, but does not include DSU’s.
(3)	For each individual and group included in the table, percentage of ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of the 34,766,662 shares of common stock outstanding on March 22, 2004 and the number of shares of common stock that such person or group had the right to acquire on or within 60 days after March 22, 2004, including but not limited to, upon the exercise of stock options.
(4)	Deferred stock units. The individuals holding DSU’s are fully vested and are at risk as to the price of IDEXX common stock in their investment accounts. Deferred stock units carry no voting rights, but are included in calculating stock ownership required by the company pursuant to its guidelines for directors and executive officers.
(5)	Excludes stock options exercisable on or within 60 days of March 22, 2004.
(6)	Represents 4,796 shares held by Good Family Associates, LP, as to which Dr. Good shares voting and dispositive power.
(7)	Includes 21,336 shares held by the James L. Moody, Jr. Revocable Trust, as to which Mr. Moody shares voting and dispositive power.
(8)	Dr. Wallen was hired as Senior Vice President and Chief Scientific Officer effective September 8, 2003. See “Options Granted in 2003” and “Total Options Exercised in 2003 and Year-End Values” on page 15 for Dr. Wallen’s unvested options.
(9)	Mr. Pollock retired from IDEXX effective February 20, 2004. Mr. Pollock’s exercisable options will remain exercisable for ninety days following his retirement. Thereafter, any unexercisable or unexercised options will terminate.
(10)	Includes 174 shares of common stock held in an individual retirement account for Mr. Pollock’s wife, as to which shares Mr. Pollock disclaims beneficial ownership.

OWNERSHIP OF MORE THAN FIVE PERCENT
OF OUR COMMON STOCK

        The table below shows the number of shares of our common stock beneficially owned by each person or group known by us to own beneficially more than 5% of the outstanding shares of IDEXX common stock.

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding (1)
Capital Research and Management Company (2)	3,685,000	10.60%
333 South Hope Street
Los Angeles, California 90071
Neuberger Berman, Inc. (3)	3,084,525	8.87%
605 Third Avenue
New York, New York 10158-3698
Ruane Cunniff & Co., Inc. (4)	2,091,710	6.02%
767 Fifth Avenue, Suite 4701
New York, New York 10153-4798

(1)	For each group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such group by the 34,766,662 shares of common stock outstanding on March 22, 2004.
(2)	Based solely upon information derived from a Schedule 13G/A filed by Capital Research and Management Company (“CRMC”) pursuant to Section 13 of the Exchange Act and the rules promulgated thereunder reporting its beneficial ownership of shares as of December 31, 2003. According to the Schedule 13G/A, all of such shares are beneficially owned by investment companies to which CRMC provides investment advisory services. CRMC has sole power to dispose of such shares and therefore is deemed to beneficially own such shares under Section 13 of the Exchange Act. CRMC disclaims beneficial ownership of such shares.
(3)	Based solely upon information derived from a Schedule 13G/A filed by Neuberger Berman, Inc. (“Neuberger Berman”) pursuant to Section 13 of the Exchange Act and the rules promulgated thereunder reporting its beneficial ownership of shares as of December 31, 2003. According to the Schedule 13G/A, Neuberger Berman has the sole power to vote 39,900 shares, shared power to vote 2,292,600 shares and shared power to dispose of 3,084,525 shares.
(4)	Based solely upon information provided to the company by Ruane Cunniff & Co., Inc. (“Ruane Cunniff”) as of February 12, 2004. According to the information provided, Ruane Cunniff has the sole power to dispose of 2,091,710 shares and sole power to vote 1,257,003 shares.

ELECTION OF DIRECTORS
(PROPOSAL ONE ON THE PROXY CARD)

        The board of directors is divided into three classes, designated as Class I directors, Class II directors and Class III directors. Members of each class hold office for three-year terms. Class III consists of two directors whose terms expire at the 2004 annual meeting of stockholders, Class II consists of three directors whose terms expire at the 2005 annual meeting of stockholders, and Class I consists of three directors whose terms expire at the 2006 annual meeting of stockholders.

        The board, upon recommendation of the nominating and governance committee, has nominated Jonathan W. Ayers and James L. Moody, Jr. to serve as Class III directors with a term expiring at the 2007 annual meeting of stockholders. Messrs. Ayers and Moody are currently Class III directors and have indicated a willingness to serve, if elected. Mr. Moody will turn 73 in November 2004 and under our Corporate Governance Guidelines, he will be expected to resign at our 2005 annual meeting of stockholders. The nominating and governance committee intends to commence a search for a nominee to serve on the board to fill the vacancy that would exist following Mr. Moody’s retirement. If either of the director nominees is unable to serve, proxies may be voted for a substitute nominee, unless the board chooses to reduce the number of directors on the board.

        There are no family relationships among the executive officers or directors of IDEXX.

Nominees for Class III Directors Whose Terms Would Expire in 2007

Jonathan W. Ayers, age 47, has been President, Chief Executive Officer and Chairman of IDEXX since January 2002. Prior to joining IDEXX, in 2000 and 2001, Mr. Ayers was President of Carrier Corporation, the largest business unit of United Technologies Corporation, a provider of high technology products and services to the building systems and aerospace industries, and from 1997 to 1999, he was President of Carrier Asia Pacific Operations. From 1995 to 1997, Mr. Ayers was Vice President, Strategic Planning at United Technologies. Prior to joining United Technologies, from 1991 to 1995, Mr. Ayers was Principal of Corporate Finance and from 1986 to 1991, he was Vice President of Mergers and Acquisitions, at Morgan Stanley & Co. Mr. Ayers holds an undergraduate degree in Molecular Biophysics and Biochemistry from Yale University and an MBA from Harvard University

James L. Moody, Jr., age 72, has been a director of IDEXX since June 1992. Mr. Moody was Chairman of the Board of Hannaford Bros. Co., an operator of supermarkets, from 1984 until 1997, and served as Chief Executive Officer of Hannaford Bros. Co. from 1973 until 1992. He is also a director of Staples, Inc. and Pathmark Stores, Inc.

Class II Directors Whose Terms Expire in 2005

Thomas Craig, age 49, has been a director of IDEXX since December 1999. Mr. Craig is a Partner, Managing Director and co-founder of Monitor Group, a strategic consulting and business services company, where he has served as a director since 1983. Mr. Craig is also a director of Jackson Laboratories, an independent genetics research organization, and Grace Kennedy, a public Jamaican company which provides products and services to the global Caribbean community.

Errol B. DeSouza, PhD, age 50, has been a director of IDEXX since February 2003. Dr. DeSouza is President and Chief Executive Officer of Archemix Corp., a private biopharmaceutical company developing aptamer therapeutics. Dr. DeSouza was President and Chief Executive Officer of Synaptic Pharmaceutical Corporation, a GPCR-based drug discovery and development company, from 2002 until the completion of its merger with Lundbeck (a Danish Pharmaceutical Company) in 2003. From 1998 to 2002, Dr. DeSouza was Senior Vice President and Site Head, U.S. Drug Innovation and Approval (R&D) of Aventis Pharmaceuticals, Inc., and its predecessor company Hoechst Marion Roussel, a global pharmaceutical company. While at Aventis, Dr. DeSouza was Chairman of the Technology Committee of Merial Ltd., an animal health joint venture between Merck and Aventis. Prior to that, from 1992 to 1998, Dr. DeSouza was a co-founder, Executive Vice President of R&D and a director of Neurocrine Biosciences, Inc., a biopharmaceutical company.

Rebecca M. Henderson, PhD, age 43, has been a director of IDEXX since July 2003. Dr. Henderson has served as the Eastman Kodak Professor of Management at the Sloan School of the Massachusetts Institute of Technology since 1988, where she specializes in technology strategy and the broader strategic problems faced by firms in high technology industries. Dr. Henderson has also been a research fellow at the National Bureau of Economic Research since 1995. Dr. Henderson is a director of the Whitehead Institute for Biomedical Research at MIT, the Linbeck Corporation and Ember Corporation. Dr. Henderson also sits on the editorial boards of Management Science, Administrative Science Quarterly, Research Policy, The Economics of Innovation and New Technology, and the Strategy Management Journal.

Class I Directors Whose Terms Expire in 2006

William T. End, age 56, has been a director of IDEXX since July 2000. Mr. End was the Executive Chairman of the Board of Cornerstone Brands, Inc., a catalog retailer, from March 2001 to June 2002, and served as Chairman and Chief Executive Officer of Cornerstone Brands, Inc. from 1995 until March 2001. From 1991 to 1995, Mr. End was employed by Land’s End, Inc., most recently as President and Chief Executive Officer, and from 1975 to 1991 he was employed by L.L. Bean, Inc., most recently as Executive Vice President. Mr. End is a director of Cornerstone Brands, Inc. and New England Business Services, Inc.

Mary L. Good, PhD, age 72, has been a director of IDEXX since December 1997. Dr. Good has served as Professor and Dean at Donaghey College of Information Science and Systems Engineering at the University of Arkansas, Little Rock since 1998, and has been a managing member of Venture Capital Investors, LLC, an Arkansas-based venture capital firm, since 1997. Dr. Good was the Under Secretary for Technology for the Technology Administration in the United States Department of Commerce from 1993 until 1997, and was Senior Vice President - Technology at AlliedSignal Inc. from 1988 until 1993. Dr. Good is a director of Biogen Idec Inc. and Delta Trust and Bank.

Brian P. McKeon, age 42, has been a director of IDEXX since July 2003. Mr. McKeon has been Executive Vice President and Chief Financial Officer of The Timberland Company, a provider of premium outdoor footwear, apparel and accessories since March 2000. Prior to joining Timberland, from 1991 to 2000, Mr. McKeon held several finance and strategic planning positions with PepsiCo, Inc., serving most recently as Vice President Finance of Pepsi-Cola, North America. Prior to joining PepsiCo, Mr. McKeon worked as a strategy consultant with the Alliance Consulting group and as an auditor with Coopers & Lybrand.

Recommendation of the Board of Directors

        The board of directors recommends that you vote FOR the election of the two nominees listed above.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
(PROPOSAL TWO ON THE PROXY CARD)

        The audit committee has appointed PricewaterhouseCoopers LLP to serve as our independent auditors for 2004.

        Although stockholder approval of the audit committee’s selection of PricewaterhouseCoopers LLP is not required by law, the board of directors believes that it is advisable to give stockholders an opportunity to ratify this selection. Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. If this proposal is not approved at the annual meeting, the audit committee will reconsider its selection of PricewaterhouseCoopers LLP. Even if appointment is ratified, the audit committee, in its discretion, may direct the appointment of a different auditor at any time during the year if the audit committee determines that such a change would be in the company’s and the stockholders’ best interests.

        On March 22, 2002, the company dismissed Arthur Andersen LLP as its independent certified public accountant. The report of Arthur Andersen LLP on the company’s financial statements for the fiscal year ended December 31, 2001 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the company’s two most recent fiscal years and subsequent interim periods prior to the dismissal of Arthur Andersen LLP, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused it to make reference to such disagreements in its report, nor were there any reportable events as defined in Item 304(a)(i)(v) of Regulation S-K. The company provided Arthur Andersen LLP with a copy of this foregoing disclosure. A copy of Arthur Andersen LLP’s letter, dated March 28, 2002, stating its agreement with such statements, was attached as Exhibit 16.1 to our Current Report on Form 8-K filed with the SEC on March 28, 2002.

        The audit committee of the company’s board of directors recommended the change of accountants and that action was approved by the company’s board of directors. This recommendation followed a review by the audit committee of the company’s independent auditors that commenced in January 2002. As part of this review, the company solicited proposals from various accounting firms and following review of such proposals, engaged PricewaterhouseCoopers LLP to act as the company’s independent certified public accountant effective March 29, 2002. After conducting annual reviews of the performance of PricewaterhouseCoopers LLP, the audit committee reappointed PricewaterhouseCoopers LLP to serve as our independent auditors for 2003 and 2004. During the two most recent fiscal years and subsequent interim periods prior to the company’s engagement of PricewaterhouseCoopers LLP, the company did not consult PricewaterhouseCoopers LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the company’s financial statements, or any matter that was the subject of a disagreement or a reportable event.

Independent Auditors’ Fees

        The following table summarizes the fees of PricewaterhouseCoopers LLP billed to us for each of the last two fiscal years for audit services and billed to us in each of the last two fiscal years for other services.

	Fiscal Years Ended December 31,
	2002	2003
Audit fees	$359,750	$304,617
Audit-related fees	10,224	139,460
Tax fees	85,263	63,558
All other fees	--	--

	$455,237	$507,635

        Audit Fees. Consists of fees billed for professional services rendered for the audit of IDEXX’s annual financial statements and review of the interim financial statements included in quarterly reports; statutory audits or financial audits for subsidiaries or affiliates of IDEXX; services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings; consultation concerning accounting or disclosure treatment of transactions or events and actual or potential impact of final or proposed rules, standards or interpretations by the SEC, the Financial Accounting Standards Board, or other regulatory or standard setting bodies; and assistance with and review of documents provided to the SEC in responding to SEC comments.

        Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of IDEXX’s financial statements and are not reported under “Audit Fees”. These services include financial statement audits of employee benefit plans, internal control reviews and assistance with internal controls reporting requirements.

        Tax Fees. Consists of tax compliance ($65,000 and $45,323 in 2002 and 2003, respectively), and tax advice and tax planning ($20,263 and $18,235 in 2002 and 2003, respectively). These services included United States federal, state and local tax planning, advice and compliance; international tax planning, advice and compliance; and review of federal, state, local and international income, franchise and other tax returns.

Audit Committee Pre-Approval Policy

        The audit committee has adopted a policy for the pre-approval of audit and non-audit services performed by the independent auditor, and the fees paid by the company for such services, in order to assure that the provision of such services does not impair the auditor’s independence. Under the policy, at the beginning of the fiscal year the audit committee pre-approves audit services, audit-related services and tax services for the current fiscal year. Pre-approval is detailed as to the particular service or category of services, and the audit committee periodically reviews the list of pre-approved services. All other services, as well as any other audit services, audit-related services or tax services not pre-approved by the audit committee, must be separately pre-approved by the audit committee.

        Pre-approved fee levels for all pre-approved services are established periodically by the audit committee. The audit committee periodically reviews fees incurred to date for pre-approved services. Any proposed services exceeding the pre-approved fee levels require further pre-approval by the audit committee. With respect to each service for which separate pre-approval is proposed, the independent auditor will provide a detailed description of the services to permit the audit committee to assess the impact of the services on the independence of the independent auditor.

        The audit committee may delegate pre-approval authority to one or more of its members and has delegated such authority to the Chairman of the audit committee. The audit committee member to whom such authority is delegated must report any pre-approval decisions to the audit committee at the next scheduled meeting. The audit committee does not delegate its pre-approval responsibilities to management of the company.

        During the last fiscal year, no services were provided by PricewaterhouseCoopers LLP that were approved by the audit committee pursuant to the de minimis exception to pre-approval contained in the SEC’s rules.

Recommendation of the Board of Directors

        The board of directors recommends that you vote FOR the ratification of PricewaterhouseCoopers LLP as our independent auditors for 2004.

EQUITY COMPENSATION PLAN INFORMATION

	December 31, 2003
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans
approved by security holders	4,708,522	(1)	$25.668	(2)	2,109,588	(3)
Equity compensation plans not
approved by security holders	-		-		-

(1)	Consists of shares of common stock subject to outstanding options under the following compensation plans: 1991 Stock Option Plan (1,473,416 shares), 1991 Director Option Plan (13,332 shares), 1997 Director Option Plan (19,500 shares), 1998 Stock Incentive Plan (2,547,544 shares), 2000 Director Option Plan (78,610 shares), 2003 Stock Incentive Plan (141,666 shares) and 1997 Employee Stock Purchase Plan (434,454 shares).
(2)	Excludes 215,546 shares issuable under the 1997 Employee Stock Purchase Plan.
(3)	Includes 1,894,042 shares available for issuance under our 2003 Stock Incentive Plan. The 2003 Stock Incentive Plan provides for the issuance of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards, and other stock unit awards. Also includes 215,546 shares issuable under our 1997 Employee Stock Purchase Plan in connection with the current and future offering periods. Each of the other plans listed in footnote (1) above has been terminated.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary Compensation Table

        The following table sets forth the compensation earned during 2003 by IDEXX’s Chief Executive Officer and the four other highest-paid executive officers whose salary and bonus for IDEXX’s 2003 fiscal year were in excess of $100,000, for services rendered in all capacities to IDEXX and its subsidiaries for each of the last three fiscal years during which such individuals served as executive officers of IDEXX (the “Named Executive Officers”).

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus ($)		Securities Underlying Options		All Other Compensation ($)
Jonathan W. Ayers (1)	2003	$520,000	$546,000	(2)	75,000		$11,342	(3)
President and	2002	471,000	525,000		450,000	(4)	104,620	(5)
Chief Executive Officer	2001	--	--		--		--

William C. Wallen, PhD (6)	2003	$108,539	$313,000	(7)	110,000	(8)	--
Senior Vice President and	2002	--	--		--		--
Chief Scientific Officer	2001	--	--		--		--

Louis W. Pollock (9)	2003	$268,000	$196,980		30,000		$8,184	(10)
Senior Vice President	2002	260,000	190,000		40,000		5,500	(11)
	2001	260,000	76,440		40,000		5,250	(11)

Robert S. Hulsy	2003	$218,000	$150,000		20,000		$--
Vice President	2002	210,000	140,000		25,000		--
	2001	200,000	84,000		25,000		--

Merilee Raines	2003	$205,641	$140,000		20,000		$1,976	(12)
Vice President and	2002	193,000	130,000		20,000		--
Chief Financial Officer	2001	185,000	77,700		20,000		--

(1)	Mr. Ayers became President and Chief Executive Officer effective January 28, 2002.
(2)	Includes compensation in the amount of $273,000 deferred and issued as deferred stock units under the Executive Deferred Compensation Plan (as described on page 16).
(3)	Consists of IDEXX’s matching contribution under the IDEXX Retirement and Incentive Savings Plan in the amount of $6,000, supplemental disability insurance premiums paid by IDEXX in the amount of $1,933, and reimbursement for tax preparation services in the amount of $3,409.
(4)	Represents stock options granted to Mr. Ayers upon hiring in January 2002.
(5)	Consists of relocation allowance in the amount of $95,520, IDEXX’s matching contribution under the IDEXX Retirement and Incentive Savings Plan in the amount of $5,500, and reimbursement for tax preparation services in the amount of $3,600.
(6)	Dr. Wallen was hired as Senior Vice President and Chief Scientific Officer effective September 8, 2003. His initial annual salary was $340,000.
(7)	Consists of a signing bonus of $75,000 paid in connection with the hiring of Dr. Wallen in September 2003, and a bonus of $238,000 earned in 2003.
(8)	Represents stock options granted to Dr. Wallen in connection with his hiring in September 2003. As a result of this hiring grant, Dr. Wallen did not receive an annual stock option award in February 2004.
(9)	Mr. Pollock retired from IDEXX effective February 20, 2004.
(10)	Consists of IDEXX’s matching contribution under the IDEXX Retirement and Incentive Savings Plan in the amount of $6,000 and supplemental disability insurance premiums paid by IDEXX in the amount of $2,184.
(11)	Consists of IDEXX’s matching contribution under the IDEXX Retirement and Incentive Savings Plan.
(12)	Consists of supplemental disability insurance premiums paid by IDEXX.

Options Granted in 2003

        The table below provides information with respect to the stock option grants made during IDEXX’s 2003 fiscal year to the Named Executive Officers. No stock appreciation rights were granted to the Named Executive Officers during the fiscal year.

	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal	Exercise or Base Price	Expiration	Potential Realizable Value at Assumed Rates of Stock Price Appreciation for Option Term (2)
Name	(#)(1)	Year	($/Share)	Date	5%($)	10%($)
Jonathan W. Ayers	75,000	8.23%	$34.27	2/06/2013	$1,616,416	$4,096,317
William C. Wallen, PhD	110,000 (3)	12.07%	42.60	9/08/2013	2,947,000	7,468,277
Louis W. Pollock (4)	30,000	3.29%	34.27	2/06/2013	646,567	1,638,527
Robert S. Hulsy	20,000	2.19%	34.27	2/06/2013	431,044	1,092,351
Merilee Raines	20,000	2.19%	34.27	2/06/2013	431,044	1,092,351

(1)	Options become exercisable in equal annual installments over a five-year period commencing on the first anniversary of the date of grant. The exercise price per share of each option is equal to the closing sale price of the common stock on the NASDAQ Stock Market on the date of grant. Upon a change in control of IDEXX, vesting of options to purchase IDEXX’s common stock held by Mr. Ayers and Dr. Wallen accelerates and such options become fully exercisable. Vesting of options held by each other executive officer accelerates and such options become fully exercisable if such officer is terminated by the company without cause or the officer terminates employment for good reason within two years following a change in control. See “Change in Control Agreements” below.
(2)	Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock and the date on which the options are exercised.
(3)	Represents stock options granted to Dr. Wallen in connection with his hiring in September 2003. As a result of this hiring grant, Dr. Wallen did not receive an annual stock option award in February 2004.
(4)	Mr. Pollock retired from IDEXX effective February 20, 2004. Mr. Pollock’s exercisable options will remain exercisable for ninety days following his retirement. Thereafter, any unexercisable or unexercised options will terminate.

Total Options Exercised in 2003 and Year-End Values

        The table below sets forth information with respect to the Named Executive Officers concerning their exercise of options during IDEXX’s 2003 fiscal year and the unexercised options held by them as of the end of such year.

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)			Value of Unexercised In-The-Money Options at Fiscal Year-End ($)(2)
Name	(#)	($)(1)	Exercisable	Unexercisable		Exercisable	Unexercisable
Jonathan W. Ayers	3,968	$40,077	86,032	435,000		$1,813,555	$8,489,550
William C. Wallen, PhD	--	--	--	110,000	(3)	--	404,800
Louis W. Pollock (4)	30,000	941,954	114,578	112,000		2,876,596	2,207,787
Robert S. Hulsy	13,000	191,780	54,000	64,875		1,261,126	1,229,727
Merilee Raines	4,200	111,353	140,500	60,000		3,733,770	1,153,570

(1)	Represents the difference between the exercise price and the fair market value of the common stock on the date of exercise.
(2)	Based upon the market price of $46.28 per share, which was the closing sale price per share of the common stock on the NASDAQ Stock Market on December 31, 2003, less the option exercise price payable per share.
(3)	Represents stock options granted to Dr. Wallen in connection with his hiring in September 2003.
(4)	Mr. Pollock retired from IDEXX effective February 20, 2004. Mr. Pollock's exercisable options will remain exercisable for ninety days following his retirement. Thereafter, any unexercisable or unexercised options will terminate.

Executive Deferred Compensation Plan

        Pursuant to the company’s Executive Deferred Compensation Plan, which was approved by the board in July 2003 upon recommendation of the compensation committee, officers of the company may elect to defer up to 100% of their annual performance-related bonus into an investment account that is valued in accordance with the performance of a particular hypothetical investment. As of this date, the only available investment is IDEXX common stock. Therefore, each participating officer’s investment account is denominated as a number of DSU’s, which equals the compensation deferred into such account divided by the price of a share of common stock on the date of the applicable deferral. The DSU’s are fully vested, since they represent compensation already earned. Upon distribution, an officer receives a number of shares of IDEXX common stock equal to the number of DSU’s in his or her account. DSU’s are issued pursuant to the stockholder-approved 2003 Plan.

        An officer may elect to receive his or her distribution in either a lump sum amount or in annual installments ranging from two to twenty years, each commencing in a particular year specified by the officer that is at least three years from the date that he or she deferred the applicable cash into the plan. If the officer’s employment with the company ends prior to that date, future lump sum distributions will be accelerated and distributed on the company’s next regularly scheduled distribution date, and any future annual installment distributions will be accelerated to begin on the next regularly scheduled distribution date, and will thereafter continue on an annual basis for the number of years the officer elected. However, an officer may not receive shares of IDEXX common stock equal to the number of DSU’s in his or her account sooner than one year following termination of his or her employment with the company for any reason.

        Upon a change in control (as defined in the Executive Deferred Compensation Plan) of the company, any applicable deferral limitations or other restrictions on each officer’s investment account will lapse, and the shares of IDEXX common stock distributed from such accounts will be deemed to have been outstanding immediately prior to the change in control.

Employment Agreements

        In connection with the hiring of Mr. Ayers as President, Chief Executive Officer and Chairman of IDEXX, the company granted Mr. Ayers options to purchase 450,000 shares of IDEXX common stock and entered into an agreement with Mr. Ayers that provided that he would receive an initial annual base salary of $500,000 and would have a target bonus equal to 100% of his base salary, with actual bonus dependent on the achievement of personal and corporate goals. Mr. Ayers’s base salary for 2004 is $550,000. If Mr. Ayers’s employment is terminated at any time by the company other than for cause (except within three years following a change in control), the company will pay Mr. Ayers his base salary and continue to provide him with benefits for two years following such termination. In addition, his stock options will continue to vest in accordance with their terms during such two-year period. If Mr. Ayers’s employment is terminated other than for cause within three years following a change in control, he will receive the payments and benefits described below under “Change in Control Agreements.”

        William C. Wallen, PhD, joined the company in September 2003 as Senior Vice President and Chief Scientific Officer. In connection with his hiring, the company granted Dr. Wallen options to purchase 110,000 shares of common stock and entered into an agreement that provided for an initial annual base salary of $340,000, a bonus for 2003 of $238,000 and a signing bonus of $75,000. Under this agreement, Dr. Wallen will have a target bonus beginning in 2004 equal to 70% of his base salary, with actual bonus dependent on the achievement of personal and corporate goals. If Dr. Wallen’s employment is terminated at any time by the company other than for cause (except within two years following a change in control), the company will pay Dr. Wallen his base salary and continue to provide him with benefits for two years following such termination. If Dr. Wallen’s employment is terminated other than for cause within two years following a change in control, he will receive the payments and benefits described below under “Change in Control Agreements.”

Change in Control Agreements

        The company has employment agreements with its eight current executive officers providing for certain benefits in the event the employment of any of such officers is terminated by the company without cause (as defined in the agreements) or by the executive officer for good reason (as defined in the agreements) within two years (three years in the case of Mr. Ayers) following a change in control (as defined in the agreements). These agreements are automatically renewed annually unless we give the employee 120 days notice that his or her agreement will not be renewed. The employment agreements become effective upon a change in control and terminate two years (three years in the case of Mr. Ayers) following the change in control. Prior to a change in control, the company has no obligation to retain the officer as an employee and the officer has no obligation to remain with the company. The employment agreements require the company to provide the following payments and benefits upon any termination described above: (1) a pro-rated bonus payment for the portion of the year of termination prior to the date of termination, (2) an amount equal to two times (three times in the case of Mr. Ayers) the sum of the officer’s base salary plus the highest bonus received by the officer for the two fiscal years (three fiscal years in the case of Mr. Ayers) prior to the change in control, and (3) the continuation of life insurance, disability insurance, medical and dental coverage and other benefits for a period of two years (three years in the case of Mr. Ayers) following the date of termination. In addition, upon any such termination, all unvested options held by the officer shall become exercisable in full (except that unvested options held by Mr. Ayers and Dr. Wallen become exercisable in full automatically upon a change in control).

        If payments to the officer cause the officer to be subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, the company will pay the officer an additional amount that would, net of any taxes or penalties (including excise taxes) on such additional amount, allow the officer to retain the amount he or she would have received had he or she not been subject to the excise tax under Section 4999. However, if this “gross-up” payment would not provide the officer with an after-tax benefit of at least $50,000 relative to a reduction of payments under the agreement to an amount that would eliminate the excise tax, then payments under the agreement shall be reduced to the amount that eliminates the excise tax, and no “gross-up” payment will be made.

Compensation Committee Report on Executive Compensation

        The company’s executive compensation program is administered by the compensation committee, which is responsible for, among other things, determining the compensation package of each executive officer. The Charter of the compensation committee is available on the Internet at idexx.com/AboutIdexx/Governance/Charters/compcharter.cfm. The compensation committee is currently comprised of three directors who are “independent” as defined by the new rules of the NASDAQ Stock Market that become applicable to the company on the date of the annual meeting. This report is submitted by the compensation committee and addresses the company’s compensation policies for 2003.

        Compensation Philosophy. The company’s executive compensation program is intended to maximize corporate performance and stockholder returns by (i) aligning compensation with the achievement of corporate, division and individual goals, and (ii) enabling the company to attract, retain, motivate and reward executive officers who are expected to contribute to the long-term success of the company. In general, the committee seeks to make annual cash compensation, including salary and bonus, competitive with the median of cash compensation practices across a broad range of industries. However, through the grant of stock-based incentives, the committee seeks to provide executive officers with opportunities for compensation above the median total compensation practices for these industries. The committee’s philosophy is that executive officers in positions that have the most direct impact on corporate performance should bear the highest risk, and have the highest potential reward, associated with corporate performance. Therefore, bonus and stock-based compensation comprise a greater percentage of total compensation for executive officers in these positions.

        Base Salary. In setting annual base salary for executive officers, the compensation committee considers a number of factors, including compensation data for companies in a variety of industry groups; the officer’s relevant experience, skills and abilities; the officer’s historical performance against goals and contribution to division and corporate performance; and equitableness relative to the compensation of other officers and employees of the company. The committee does not, however, use a specific formula based on a ranking of the indicated criteria, but instead makes a subjective evaluation of each executive officer’s contributions and potential in light of such criteria.

        Performance Bonuses. The company’s executive officers are eligible for annual performance bonuses equal to a target percentage of base salary. The amount of the target bonus paid, if any, to each executive officer will depend equally on (i) overall corporate performance against goals and (ii) his or her success in achieving individual annual performance goals.

        Prior to each fiscal year, the Chief Executive Officer proposes a budget for the upcoming year to the board of directors for approval. This budget includes corporate-wide financial objectives for revenues, earnings per share, cash flow and other measures, and reflects an accrual for the target bonus pool for the year. The budget assumes that 100% of target bonuses will be paid for the year. For 2003, the board of directors initially approved a target bonus pool equal to approximately 24% of the base salaries of all eligible bonus pool participants, which included all executive officers and certain other key members of management.

        At the beginning of each fiscal year, the Chief Executive Officer also establishes individual goals for each of the company’s executive officers. These goals include annual financial objectives relating to the executive officer’s area of responsibility as well as non-financial goals that are intended to strengthen the business of the company for the longer term. The non-financial goals for 2003 related to achievement in the areas of research and development, organizational development, operating efficiency, systems and process development and implementation, and compliance.

        Throughout the year, the Chief Executive Officer meets with each executive officer to review his or her progress in achieving individual goals and reports the company’s progress against its budget to the board of directors. At the end of each year, the Chief Executive Officer reviews corporate performance and individual executive officer performance, and recommends both corporate and individual performance factors to the compensation committee. These performance factors determine the percentage of the target bonus that will be received by each executive officer other than the Chief Executive Officer.

        At its meeting in February 2004, the compensation committee reviewed the company’s 2003 financial performance against objectives, focusing primarily on revenues, earnings per share and free cash flow (defined as operating cash flow of $117.2 million, less investments in fixed and other long-term assets of $16.9 million and $2.7 million, respectively). In evaluating the company’s 2003 performance against its earnings targets and relative to its 2002 performance, the committee excluded a $4.5 million after-tax write-down of fixed assets in the fourth quarter of 2003 associated with the extension of the company’s collaboration with Ortho-Clinical Diagnostics, Inc., a subsidiary of Johnson & Johnson, in the veterinary clinical chemistry market, and a 2002 after-tax charge of $2.1 million associated with the retirement of the company’s former Chief Executive Officer.

        For 2003, (i) revenues increased 15% over 2002, (ii) earnings per share were $1.59, a 22% increase over 2002 (excluding the 2002 and 2003 charges listed in the prior paragraph, earnings per share would have increased 27% over 2002), and (iii) free cash flow of $97.6 million increased $12 million over 2002. The committee also considered balance sheet performance, including a decrease in inventory and management of accounts receivable that resulted in favorable bad debt experience. The committee determined that, in total, the company’s financial performance in 2003 was favorable to its budget.

        The committee also evaluated the company’s performance in non-financial areas that strengthen the business, including achievement of product development milestones, implementation of processes for compliance and other operational improvements, and organizational development accomplishments, including the continued coordination and expansion of the company’s companion animal customer facing organization, which was formed in July 2002 to integrate sales, marketing and customer support functions across the company’s companion animal lines of business.

        In addition to the company’s performance against financial and non-financial objectives, the committee considered the creation of shareholder value through increase in the price of the company’s common stock from $32.85 to $46.28, or 41%, during 2003. This increase exceeded the 31% increase in the benchmark S&P SmallCap 600 Healthcare Index, which includes the company.

        The committee did not rank the specific achievements described above, but instead made a subjective evaluation of the company’s overall performance based upon all of these factors. On the basis of this evaluation, the committee approved a corporate performance factor of 105% of the target.

        The committee then considered a report by the Chief Executive Officer regarding each executive officer’s performance against his or her individual goals. Again, the compensation committee did not make any specific ranking of financial and non-financial goals for each executive officer, but instead made a subjective evaluation of each executive officer’s performance. The executive officer’s bonus was then determined based upon an equal weighting of the corporate performance factor discussed above and the officer’s individual performance factor. On the basis of the committee’s assessment of overall corporate performance and individual executive officer performance, the compensation committee awarded bonuses to executive officers totaling $1,655,980, or 77.3% of the base salaries of all executive officers. For the total company, the committee approved bonuses totaling $6,658,979, or 23.7% of the total salaries of all eligible bonus pool participants.

        Equity-Based Compensation. Grants of options under the company’s 2003 Stock Incentive Plan are intended to align directly the interests of the company’s executive officers with those of its stockholders. While cash bonuses are based upon achievement of annual goals, option grants are intended to provide incentive to executive officers for long-term value creation. The compensation committee considers equity compensation to be an important method of providing an incentive for executive officers to remain with, and to continue to make significant contributions to, the company.

        Consistent with the committee’s desire that the interests of the company’s executive officers be closely aligned with the interests of its stockholders, in 2003 the board of directors adopted, on recommendation of the compensation committee, stock ownership guidelines applicable to the company’s executive officers. Under these guidelines, the company’s Chief Executive Officer is expected to hold shares of common stock having an aggregate value equal to or greater than three times his or her annual base salary and other executive officers are expected to hold shares having an aggregate value equal to or greater than one times their annual base salary. An executive officer will be deemed to have satisfied the ownership guideline if either the aggregate price paid by the executive for shares held equals or exceeds the applicable multiple of his or her current annual base salary or at any time the fair market value of such shares equals or exceeds such amount. Executives are expected to comply with these guidelines by the later of July 2006 or five years after their date of hire. Deferred stock units credited to an executive’s deferred compensation investment account, as described under “Executive Deferred Compensation Plan” on page 16, are included in calculating stock ownership pursuant to these guidelines. In addition, the guidelines include retention requirements for stock option exercises under which executives must retain certain shares of common stock acquired upon exercise of a stock option. Executive officers who do not yet satisfy the ownership guidelines must retain 50% of the shares acquired on exercise remaining after the sale of shares sufficient to cover the exercise price of the option and taxes, and executive officers who already satisfy the guidelines must retain 25% of such shares. All of the company’s executive officers who have been employed by the company for more than one year satisfy the stock ownership guidelines.

        As with cash bonuses, each executive officer has a target option grant size that is set based upon the responsibilities inherent in the executive officer’s position. The actual size of annual option grants is a subjective determination of the compensation committee based on the anticipated contribution of the executive officer to the long-term value of the company. The compensation committee also seeks to maintain equitable relationships among executive officers who have similar levels of responsibility. During 2003, options were granted to each of the Named Executive Officers (see “Executive Compensation-Summary Compensation”). The exercise price of all options to purchase the company’s common stock granted to executive officers in 2003 was equal to the fair market value of the common stock on the date of grant. Options vest in equal installments on the first five anniversaries of the date of grant.

        Under the company’s employee stock purchase plans, all eligible employees of the company, including executive officers, may purchase shares of common stock through payroll deductions at a price equal to 85% of the fair market value of the common stock at the beginning or end of the applicable purchase period, whichever is lower. Offerings under these plans occur over a six-month period and an aggregate of up to 450,000 shares may be issued under the plans.

        The philosophy of the committee with respect to equity compensation is that the size of a target award of stock options for a given position should reflect the Black-Scholes value of the award and should not be tied to a fixed number of stock options. In early 2004 the compensation committee reviewed the company’s stock option grant practices and, consistent with this value-based approach, adjusted the target award for each position to reflect the increased value per stock option, resulting in a reduction in the target number of stock options for each eligible position, including for all executive officers, by 27%. In 2003 the committee made a similar adjustment to the target awards to reflect the increase in the value of stock options, resulting in a reduction in the target number of stock options for each position in 2003 by 25% from the 2002 levels. The committee believed that the adjustments in the target number of stock options appropriately reflected the appreciation in the company’s stock price during 2002 and 2003, which raised the value of each stock option awarded. The consequent reduction in the number of stock options granted also assists the company in managing dilution from outstanding equity awards.

        Chief Executive Officer Compensation. During 2003, Mr. Ayers’s salary was $520,000. In 2004, the compensation committee awarded Mr. Ayers a bonus of $546,000 for performance during 2003. Mr. Ayers’s bonus was 105% of his annual target bonus. In determining Mr. Ayers’s bonus the compensation committee considered the company’s achievement of all of the corporate financial and non-financial factors described above. In February 2004 the committee awarded Mr. Ayers 55,000 stock options, which was a 27% adjustment to the number of stock options granted to Mr. Ayers in February 2003. This adjustment in the number of stock options granted to Mr. Ayers was consistent with the adjustment in grant practices for all executives made by the committee and discussed above.

        Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, disallows a tax deduction to public companies for certain compensation in excess of $1,000,000 paid to the corporation’s Chief Executive Officer and four other most highly-compensated executive officers. Certain performance-based compensation approved by the company’s stockholders, including option grants under the company’s 2003 Stock Incentive Plan, is not subject to the deduction limit. The company reviews periodically the potential consequences of Section 162(m) and in the future may decide to structure the performance-based portion of its executive officer compensation to comply with certain exemptions provided in Section 162(m). However, to maintain flexibility in compensating executive officers in a manner designed to achieve varying corporate goals, the committee does not have a policy that all compensation must be deductible.

        By the compensation committee of the board of directors,

Mary L. Good, PhD, Chairman
William T. End
James L. Moody, Jr.

STOCK PERFORMANCE GRAPH

        This graph compares our total stockholder returns, the Standard & Poor’s (“S&P”) 500 Health Care Index, the S&P MidCap 400 Health Care Index, the S&P SmallCap 600 Health Care Index and the cumulative total return of the Center for Research in Security Prices Total Return Index for the NASDAQ Stock Market (U.S. Companies) (the “CRSP NASDAQ Index”). We have added the S&P MidCap 400 Health Care Index and the S&P SmallCap 600 Index to this year’s stock performance graph because they are comprised of companies with market capitalizations more similar to that of the company’s than those companies in the S&P 500 Health Care Index. Accordingly, we believe that including these new indices provides a more appropriate comparison of our stock performance with the performance of other companies in our industry. This graph assumes the investment of $100 on December 31, 1998 in IDEXX’s common stock, the S&P 500 Health Care Index, the S&P MidCap 400 Health Care Index, the S&P SmallCap 600 Health Care Index and the CRSP NASDAQ Index and assumes dividends, if any, are reinvested. Measurement points are the last trading days of the years ended December 1998, 1999, 2000, 2001, 2002 and 2003.

	12/31/1998	12/31/1999	12/29/2000	12/31/2001	12/31/2002	12/31/2003
IDEXX Laboratories, Inc.	$100.00	$59.93	$81.77	$105.96	$122.09	$172.01
S&P 500 Health Care Index	100.00	88.36	119.76	104.26	83.44	94.54
S&P MidCap 400 Health Care Index	100.00	102.15	156.35	148.08	116.80	169.40
S&P SmallCap 600 Health Care Index	100.00	106.47	187.03	189.70	154.57	202.97
CRSP NASDAQ Index	100.00	185.43	111.83	88.76	61.37	91.75

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The audit committee oversees the company’s financial reporting process on behalf of the board of directors and operates under a written charter adopted by the board, which is attached hereto as Appendix A. The members of the audit committee are independent directors, as defined by its charter and the rules of the NASDAQ Stock Market. Management has the primary responsibility for the company’s financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2003 with management, including a discussion of the quality and acceptability of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

        The audit committee discussed with the independent auditors, PricewaterhouseCoopers LLP, who are responsible for expressing an opinion on conformity of those audited financial statements with accounting principles generally accepted in the United States of America, the independent auditors’ judgments as to the quality and acceptability of the company’s accounting principles and such other matters as are required to be discussed with the independent auditors under Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

        In addition, the audit committee has discussed with the independent auditors the auditors’ independence from management and the company, including the matters in the written disclosures and letter from the independent auditors to the audit committee required by Independence Standard Board Standard No. 1. The audit committee also has considered whether the provision of non-audit related services by the independent auditors is compatible with maintaining the independent auditors’ independence.

        Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors (and the board has approved) that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

        By the audit committee of the board of directors,

James L. Moody, Jr., Chairman
William T. End
Brian P. McKeon

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY
PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS

        Stockholder proposals submitted pursuant to Rule 14a-8 under the SEC rules for inclusion in our proxy materials for our 2005 annual meeting of stockholders must be received by our corporate Secretary at the address written in the next paragraph, by December 20, 2004. The deadline to submit a proposal for inclusion in our proxy materials for the 2004 annual meeting has passed.

        Our Amended and Restated Bylaws also establish an advance notice procedure that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders outside of the process under Rule 14a-8 described above. These procedures provide that nominations for director and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to the corporate Secretary of IDEXX at One IDEXX Drive, Westbrook, Maine 04092. Our Amended and Restated Bylaws provide that stockholder proposals must include certain information regarding the nominee for director and/or the item of business. We must receive the notice of your intention to introduce a nomination or proposed item of business, and all supporting information, at our 2005 annual meeting no later than March 1, 2005 or 60 days before the 2005 annual meeting of stockholders, whichever is later. If you fail to provide timely notice of a proposal to be presented at the 2005 annual meeting, the proxies designated by the board of directors will have discretionary authority to vote on any such proposal that may come before the meeting.

OTHER MATTERS

        The board of directors knows of no other matters to be presented for stockholder action at the annual meeting. If, however, other matters do properly come before the annual meeting or any adjournments or postponements thereof, the board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

Householding of Annual Meeting Materials

        Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or phone number: Investor Relations, IDEXX Laboratories, Inc., One IDEXX Drive, Westbrook, Maine, 04092, Phone: (207) 856-8155. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

        The board of directors hopes that you will attend the annual meeting. Whether or not you plan to attend the annual meeting, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope, or vote via the Internet or by telephone at your earliest convenience. If you attend the annual meeting you may still vote your stock personally even though you may have already sent in your proxy.

By order of the board of directors,

Conan R. Deady, Secretary

March 25, 2004

APPENDIX A

IDEXX LABORATORIES, INC.

AUDIT COMMITTEE CHARTER

The Audit Committee is a committee of the Board of Directors of IDEXX Laboratories, Inc. Its primary function is to assist the Board in fulfilling its oversight responsibilities by overseeing the accounting, internal control and financial reporting processes and the audit process of the Company.

The Company’s management is responsible for preparation, presentation and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements. The authority and responsibilities set forth in this Charter do not reflect or create any duty or obligation of the Audit Committee to plan or conduct any audit, to determine or certify that the Company’s financial statements are complete, accurate, fairly presented, or in accordance with generally accepted accounting principles (“GAAP”) or applicable law, or to guarantee the independent auditor’s report.

The Audit Committee will consist of at least three members of the Board of Directors. Each member of the Audit Committee shall be independent as defined by NASDAQ rules, meet the criteria for independence set forth in Rule 10A 3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (subject to the exemptions provided in Rule 10A 3(c)), and not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years. At least one member of the Audit Committee shall be an “audit committee financial expert” as defined under the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). Each member of the Audit Committee must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement, at the time of his or her appointment to the Audit Committee.

Audit Committee members and the Committee chairman shall be designated by the full Board of Directors upon recommendation of the Nominating and Governance Committee. The Board shall elect the Chairman of the Committee.

In meeting its responsibilities, the Audit Committee shall perform the following activities:

A.     Oversight of the Independent Auditors and Audit Process:

1.	The Audit Committee is solely responsible for appointing, evaluating, retaining, compensating and, when necessary, terminating the engagement of the independent auditors. The Audit Committee is empowered without further action of the Board, to cause the Company to pay the compensation of the independent auditors established by the Audit Committee.

2.	The Audit Committee shall pre-approve all audit services to be provided to the Company, whether provided by the principal auditor or other firms, and all other services (review, attest and non-audit) to be provided to the Company by the independent auditor; provided, however, that de minimis non-audit services may instead be approved in accordance with applicable SEC rules.

3.	The Audit Committee shall oversee the work of the independent auditors, who shall report directly to the Audit Committee. Such oversight shall include resolution of disagreements between management and the independent auditors regarding financial reporting.

4.	The Audit Committee shall provide an open avenue of communication between the independent auditors and the Board of Directors.

5.	The Audit Committee shall gain assurance, in writing, on the independence of the independent auditors, consistent with Independence Standards Board Standard No. 1. It is the responsibility of the Audit Committee to insure the objectivity and independence of the independent auditors and ensure that there are no conflicts of interest involving the independent auditors.

6.	The Audit Committee shall conduct an annual review of the performance of the independent auditors, including a review of (1) the background and performance of partners and managers assigned to the Company’s account, (2) quality control procedures established by the independent auditors, and (3) material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, and any steps taken to deal with any such issues.

7.	The Audit Committee shall set clear hiring policies for employees or former employees of the independent auditors.

B.     Oversight of Internal Auditors:

1.	The Audit Committee shall coordinate the Board of Directors’ oversight of the Company’s internal control over financial reporting, disclosure controls and procedures and code of ethics. The Audit Committee shall receive and review the reports of the Chief Executive Officer and Chief Financial Officer required by Rule 13a-14 of the Exchange Act.

2.	The Audit Committee shall review the charter, plans, activities, staffing and organizational structure of the internal audit function and shall review and concur in the appointment, replacement, reassignment, or dismissal of the Director of Internal Auditing or person having similar responsibilities. The Audit Committee will provide an open channel of communication between the internal auditors and the Board.

3.	The Audit Committee shall consider and review with the internal auditors and management:

a.	the objectivity, independence and effectiveness of the internal auditors;

b.	the internal audit risk assessment process, audit scope and plans of the internal auditors;

c.	the coordination of effort with the independent auditors to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources;

d.	the quality and adequacy of the Company’s internal accounting controls; and

e.	any significant findings and recommendations of the independent auditors and internal auditors together with management’s responses thereto.

C.     Oversight of the Financial Reporting Process:

1.	The Audit Committee shall consider and review with management and the independent auditors prior to the filing of each periodic report:

a.	the Company’s financial statements and related footnotes;

b.	judgments of the independent auditors about the quality of the Company’s accounting principles as applied in its financial reporting for its financial statements;

c.	any significant events or transactions occurring during the period being reported;

d.	any changes in accounting estimates, policies and practices, unusual or significant commitments or liabilities, and legal and regulatory matters that may have a material impact on the financial statements;

e.	the reports to be filed with the Securities and Exchange Commission and other published documents containing the Company’s financial statements and consider whether the information contained in these documents is consistent with the information contained in the financial statements;

f.	internal control matters required to be communicated to the Committee by management, including all significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data, and any fraud that involves management or other employees who have a significant role in the Company’s internal controls; and

g.	the process used by management to evaluate the effectiveness of disclosure controls and procedures and the results of management’s evaluation of such effectiveness.

2.	The Audit Committee shall consider and review with management and the independent auditors at the completion of the annual audit examination:

a.	Report provided by the independent auditors on the following matters:

•	all critical accounting policies and practices in use;
•	all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative treatments, and the treatment preferred by the independent auditors; and
•	other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

b.	The independent auditors’ audit of the financial statements and report thereon, including any attestation report on management’s assessment of the internal control system.

3.	The Audit Committee shall consider whether it will recommend to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K.

4.	The Audit Committee shall review and discuss with the Company’s management and independent auditor the Company’s audited financial statements, including the matters about which Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380) requires discussion.

D.     Other Oversight Responsibilities:

1.	The Audit Committee shall maintain procedures for:

a.	the receipt, retention, and treatment of complaints regarding accounting, internal control, and auditing matters; and

b.	the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

2.	The Audit Committee shall periodically meet with the internal auditors, the independent auditors, and management in separate executive sessions.

3.	The Audit Committee shall prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

4.	The Audit Committee shall report Audit Committee actions to the Board of Directors with such recommendations, as it may deem appropriate.

5.	The Audit Committee is authorized to conduct or instruct management to conduct investigations into any matters within its scope of responsibilities. The Audit Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation and the Company will provide appropriate funding for payment for such services, as determined by the Committee.

6.	The Audit Committee shall review all related party transactions (defined as transactions required to be disclosed pursuant to Item 404 of Regulation S-K) on an ongoing basis, and all such transactions must be approved by the Audit Committee.

7.	The Audit Committee shall discuss with management the Company’s major policies with respect to risk assessment and risk management, including insurance coverage.

8.	The Audit Committee shall meet as frequently as required to fulfill the requirements of its charter or as circumstances require. The Audit Committee will ask members of management or others to attend the meeting and provide pertinent information as necessary.

9.	The Audit Committee will perform such other functions as assigned by law, stock exchange regulation, the Company’s charter or by-laws, or the Board of Directors.

10.	The Audit Committee shall review and update, if necessary its charter at least annually.

ANNUAL MEETING OF STOCKHOLDERS OF

IDEXX LABORATORIES, INC.

May 19, 2004

Please date, sign and mail your
proxy card in the envelope
provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

IDEXX LABORATORIES, INC.

Proxy for Annual Meeting of Stockholders
To Be Held on May 19, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

        The undersigned, revoking all prior proxies, hereby appoint(s) Jonathan W. Ayers, James L. Moody, Jr. and Conan R. Deady, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of Common Stock of IDEXX Laboratories, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Portland Marriott Hotel, 200 Sable Oaks Drive, South Portland, Maine, on Wednesday, May 19, 2004 at 10:00 a.m., local time, and at any adjournment thereof.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

(Continued and to be signed on reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

IDEXX LABORATORIES, INC.

May 19, 2004

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the	COMPANY NUMBER:
envelope provided as soon as possible.
TELEPHONE - Call toll-free 1-800-PROXIES from	ACCOUNT NUMBER:
any touch-tone telephone and follow the
instructions. Have your control number and the
the proxy card available when you call
INTERNET - Access "www.voteproxy.com" and	CONTROL NUMBER:
follow the on-screen instructions. Have your
control number available when you acces the
the web page

Electronic Distribution

If you would like to receive future IDEXX Laboratories, Inc. proxy statements and annual reports electronically, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your tax identification number and account number to log in, then select Receive Company Mailings via Email.

Please Detach along perforated line and mail in the envelope provided IF you are not voting via telephone or via the Internet.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

			FOR	AGAINST	ABSTAIN
1. Election of Directors. To elect two CLASS III Directors for three-year terms (Proposal One);		2. Ratification of Appointment of Independent Auditors. To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the Company's Independent auditors for the current fiscal year. (Proposal Two); and	[ ]	[ ]	[ ]

NOMINEES
[ ] FOR ALL NOMINEES [ ] WITHHOLD AUTHORITY FOR ALL NOMINEES [ ] FOR ALL EXCEPT (See instructions below)	o Jonathan W. Ayers o James L. Moody, Jr.	3. Other Business. To conduct such other business as may properly come before the annual meeting.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: •

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	[ ]

SIGNATURE OF STOCKHOLDER	DATE	SIGNATURE OF STOCKHOLDER	DATE

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.